EXHIBIT 3.1

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
SOLIGENIX, INC.

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

Soligenix, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

FIRST:  That the name of this corporation is Soligenix, Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on January 16, 1987 under the name Biological Therapeutics, Inc.

SECOND:  That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of the Corporation, declaring said amendment and restatement to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefore, which resolution setting forth the proposed amendment and restatement is as follows:

“RESOLVED, that the Certificate of Incorporation of the Corporation be amended and restated in its entirety as follows:

ARTICLE I

The name of the corporation herein referred to as the “Corporation” is Soligenix, Inc.

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 160 Greentree Drive, Suite 101, Dover, County of Kent, Delaware 19904. The name of its registered agent at such address is National Registered Agents, Inc.

ARTICLE III

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law.

ARTICLE IV

The total number of shares of capital stock of all classes which the Corporation shall have authority to issue is Fifty Million Three Hundred Fifty Thousand (50,350,000) shares, of which Fifty Million (50,000,000) shares, of par value of $0.001 per share, shall be of a class designated “Common Stock,” Two Hundred Thirty Thousand (230,000) shares, of a par value of $0.001 per share, shall be of a class designated “Preferred Stock,” Ten Thousand (10,000) shares, of a par value of $0.05 per share, shall be of a class designated “Series B Convertible Preferred Stock,” Ten Thousand (10,000) shares, of a par value of $0.05 per share, shall be of a class designated “Series C Convertible Preferred Stock,” and One Hundred Thousand (100,000) shares, of a par value of $0.001 per share, shall be of a class designated “Series A Junior Participating Preferred Stock.”

The designations, powers, preferences, privileges, and relative, participating, option, or other special rights and qualifications, limitations, or restrictions of the above classes of capital stock shall be as follows:

A.            Common Stock.

1.             General.  All shares of Common Stock will be identical and will entitle the holders thereof to the same rights, powers and privileges. The rights, powers and privileges of the holders of the Common Stock are subject to and qualified by the rights of holders of the Preferred Stock.

2.             Dividends.  Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.

3.             Dissolution, Liquidation or Winding Up.  In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, each issued and outstanding share of Common Stock shall entitle the holder thereof to receive an equal portion of the net assets of the Corporation available for distribution to the holders of Common Stock, subject to any preferential rights of any then outstanding Preferred Stock.

4.             Voting Rights.  Except as otherwise required by law or this Second Amended and Restated Certificate of Incorporation, each holder of Common Stock shall have one vote in respect of each share of stock held of record by such holder on the books of the Corporation for the election of directors and on all matters submitted to a vote of stockholders of the Corporation. Except as otherwise required by law or provided herein, holders of Common Stock shall vote together with holders of Preferred Stock as a single class, subject to any special or preferential voting rights of any then outstanding Preferred Stock. There shall be no cumulative voting.

5.             Redemption.  The Common Stock is not redeemable.

B.             Preferred Stock.  The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article IV, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

1.             The number of shares constituting that series and the distinctive designation of that series;

2.             The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

3.             Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

4.             Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

5.             Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

6.             Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

7.             The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights or priority, if any, of payment of shares of that series; and

8.              Any other relative rights, preferences and limitations of that series.

Dividends on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on the Common Stock with respect to the same dividend period.

If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

C.            Series B Convertible Preferred Stock.  The designations, powers, number, preferences and relative, participating, option or other special rights, and the qualifications, limitations or restrictions of the Series B Convertible Preferred Stock are set forth below:

1.             Designation.  10,000 shares of the Preferred Stock shall be designated and known as the “Series B Convertible Preferred Stock.” Such number of shares may be increased or decreased by resolution of the Board of Directors after obtaining the consent of a majority in interest of the then outstanding shares of Series B Convertible Preferred Stock; provided, however, that no decrease shall reduce the number of shares of Series B Convertible Preferred Stock to a number less than the number of shares then outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

2.              Dividend Provisions.

(a)            Subject to the prior and superior rights of any series of Preferred Stock which may from time to time come into existence, the holders of shares of Series B Convertible Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible solely into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Common Stock of the Corporation, at the rate of eight percent (8%) per annum. Such dividends shall be cumulative and accrue annually on the last day of December (except that if any such date is a Saturday, Sunday or legal holiday, then such dividend shall be payable on the next day that is not a Saturday, Sunday or legal holiday), in each year, commencing on December 31, 1998, for each full year and each portion of a year that the share entitled to such dividend is outstanding.

(b)            Such dividends shall be payable in shares (but not fractional shares) of Series B Convertible Preferred Stock.

(c)            In addition, when and if the Board of Directors shall declare a dividend or distribution payable with respect to the then outstanding shares of Common Stock of the Corporation (other than a dividend payable solely in shares of Common Stock), the holders of the Series B Convertible Preferred Stock shall be entitled to the amount of dividends per share as would be payable on the largest number of whole shares of Common Stock into which each share of Series B Convertible Preferred Stock could then be converted pursuant to Section 5 hereof (such number to be determined as of the record date for the determination of holders of Common Stock entitled to receive such dividend).

3.             Liquidation Preference.

(a)            In the event of any liquidation, dissolution or winding-up of the affairs of the Corporation, whether voluntary or involuntary (collectively, a “Liquidation”), before any payment of cash or distribution of other property shall be made to the holders of the Common Stock (the “Common Stockholders”) or any other class or series of stock subordinate in Liquidation Preference to the Series B Convertible Preferred Stock, the Series B Convertible Preferred Stockholders shall be entitled to receive out of the assets of the Corporation legally available for distribution to its stockholders, an amount equal to the sum of (i) the Original Purchase Price per share (as appropriately adjusted for any combinations or divisions or similar recapitalizations affecting the Series C Convertible Preferred Stock after issuance) (the “Series B Liquidation Preference”), out of funds legally available therefor, and (ii) an amount equal to any declared but unpaid dividends thereon. As used herein, the “Original Purchase Price” is $100 per share.

(b)            If, upon any Liquidation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the Series C Convertible Preferred Stockholders the full amounts to which they shall be entitled, the Series C Convertible Preferred Stockholders shall share ratably in any distribution of assets in proportion to the respective amounts which would be payable to them in respect of the shares held by them if all amounts payable to them in respect of such were paid in full pursuant to Section 3(a).

(c)            After the distributions described in subsection (a) above have been paid, subject to the rights of other series of Preferred Stock which may from time to time come into existence, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each.

(d)            For purposes of this Section 3, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include, (A) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation but, excluding any merger effected exclusively for the purpose of changing the domicile of the Corporation), unless the Corporation’s stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition (by virtue of securities issued as consideration for the Corporation’s acquisition) hold at least 50% of the voting power of the surviving or acquiring entity; or (B) a sale of all or substantially all of the assets of the Corporation.

(i)             In any of such events, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value, which shall be valued as follows:

(A)          Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

(1)            If traded on a securities exchange or through Nasdaq (as defined below), the average of the closing prices of the securities on such exchange during the thirty (30) day period ending three (3) days prior to the closing;

(2)            If actively traded over-the-counter, the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

(3)            If there is no active public market, the fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of Series B Convertible Preferred Stock.

(B)           The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

(ii)            In the event the requirements of this subsection 3(d) are not complied with, the Corporation shall forthwith either:

(A)          cause such closing to be postponed until such time as the requirements of this Section 3 have been complied with; or

(B)           cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series B Convertible Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 3(c)(iii) hereof.

(iii)           The Corporation shall give each holder of record of Series B Convertible Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the stockholders’ meeting called to approve such trans-action, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 3, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

4.              Redemption.

(a)           At any time on or after the second anniversary of the date upon which any shares of Series B Convertible Preferred Stock were first issued (the “Purchase Date”), the Company may, at its option, redeem the Series B Convertible Preferred Stock on any date set by the Board of Directors (the “Redemption Date”) by paying an amount in cash equal to the then applicable Liquidation Preference and accrued and unpaid dividends to the Redemption Date, The Corporation may exercise such option only if (i) the Common Stock shall be listed on The Nasdaq National Market System or The Nasdaq SmallCap Market (collectively, “Nasdaq”), (ii) the Common Stock shall have had an average weekly sales volume during each of the four full calendar weeks prior to the week during which the redemption notice is given of at least 100,000 shares, and (iii) for twenty (20) of any thirty (30) consecutive trading days during the 90 days prior to the Redemption Date, the Closing Price (as defined below) of the Common stock exceeds 49.75. The “Closing Price” for each trading day shall be (i) the closing price if the security is traded on a national securities exchange, or (ii) if the security is quoted on Nasdaq, the average of the high bid and low asked prices on such day as reported by the National Association of Securities Dealers, Inc, through Nasdaq, or (iii) if the National Association of Securities Dealers, Inc. through Nasdaq shall not have reported any bid and asked prices for the Common Stock on such day, the average of the bid and asked prices for such day as furnished by any NYSE member firm selected from time to time by the Corporation for such purpose.

(b)           To exercise its redemption right under this Paragraph 4, the Corporation must, not more than ninety (90) nor less than forty-five (45) days prior to the Redemption Date (the “Notice Period”), give notice by first class mail, postage prepaid, to the holders of record of the Series B Convertible Preferred Stock to be redeemed, addressed to such stockholders at their last addresses as shown on the stock books of the Corporation. Each such notice of redemption shall specify the Redemption Date; the redemption price; the place or places for payment or delivery; that payment will be made upon presentation and surrender of the certificates representing shares of Series B Convertible Preferred Stock being redeemed; that accrued but unpaid dividends to the Redemption Date will be paid on the Redemption Date; that the holders of Series B Convertible Preferred Stock shall be entitled to exercise their Conversion Rights (as defined below) until the last day of the Notice Period; and that on and after the Redemption Date, dividends will cease to accrue on such shares. If a dividend with respect to the Series B Convertible Preferred Stock has been declared by the Board of Directors of the Corporation and if the Redemption Date with respect to a redemption of Series B Convertible Preferred Stock falls after the dividend record date established by the Board of Directors of the Corporation with respect to such dividend, but prior to the related dividend payment date, the record holders of the Series B Convertible Preferred Stock on such record date will be entitled to receive the dividend payable on the Series B Convertible Preferred Stock, notwithstanding the redemption thereof.

Any notice which is mailed as herein provided shall be conclusively presumed to have been duly given, whether or not the holder of the Series B Convertible Preferred Stock receives such notice; and failure to give such notice by mail, or any defect in such notice, to the holders of any shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series B Convertible Preferred Stock. On or after the Redemption Date, as stated in such notice, each holder of the shares of Series B Convertible Preferred Stock called for redemption shall surrender the certificate evidencing such shares to the Corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the redemption price. If less than all shares represented by any such surrendered certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. If on the Redemption Date the funds necessary for the redemption shall be available therefor and shall have been irrevocably deposited with the transfer agent for the Series B Convertible Preferred Stock, then, notwithstanding that the certificates evidencing any shares of Series B Convertible Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to the shares of Series B Convertible Preferred Stock so called for redemption shall cease to accrue after the Redemption Date, such shares shall no longer be deemed outstanding, and all rights whatsoever with respect to the shares so called for redemption (except the right of the holders to receive any Common Stock issuable and any cash payable, without interest, upon surrender of their certificates therefor) shall terminate.

(c)            The Corporation shall not be liable to pay any tax which may become due or payable in respect of any transfer involved in the issue and delivery upon redemption of shares of Series B Convertible Preferred Stock for shares of Common Stock in a name other than that of the record holder of the shares of the Series B Convertible Preferred Stock being redeemed. In addition, the Corporation shall not be required to issue or deliver any such shares unless and until the person or persons requesting the issuance thereof shall have (i) paid to the Corporation the amount of any such tax, (ii) established to the satisfaction of the Corporation that such tax has been paid or (iii) agreed in writing to indemnify the Corporation from and against any liability arising from a failure to pay or withhold such tax, as well as any interest and penalty related thereto.

5.             Conversion.  The holders of the Series B Convertible Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)            Right to Convert.  Each share of Series B Convertible Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series B Liquidation Preference by the conversion price applicable to such share (the “Conversion Price”), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share for shares of Series B Convertible Preferred Stock shall be $7.50; provided, however, that the Conversion Price for the Series B Convertible Preferred Stock shall be subject to adjustment as set forth in subsection 5(d).

(b)           Automatic Conversion.  Each share of Series B Convertible Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such Series B Convertible Preferred Stock immediately upon the earlier of (i) at any time following the five-year anniversary of the date of the filing of this Certificate of Designations if, at such time, the Corporation and its Common Stock meet the criteria set forth in the second sentence of Section 4(a) above, and (ii) the Corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended, the public offering price of which is not less than $7.50 per share (adjusted to reflect subsequent stock dividends, combinations, splits or recapitalization) and with aggregate gross proceeds of not less than $10,000,000 (a “Qualified Public Offering”).

(c)            Mechanics of Conversion.  Before any holder of Series B Convertible Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Convertible Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B Convertible Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Convertible Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.  If the conversion is in connection with a Qualified Public Offering, the conversion may, at the option of any holder tendering Series B Convertible Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Series B Convertible Preferred Stock shall not be deemed to have converted such Series B Convertible Preferred Stock until immediately prior to the closing of such sale of securities.

(d)            Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations.  The Conversion Price of the Series B Convertible Preferred Stock shall be subject to adjustment from time to time as follows:

(i)

(A)          If the Corporation shall issue, after the Purchase Date, any Additional Stock (as defined below) without consideration or for a consideration per share less than the Closing Price on such date, the Conversion Price for such series in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price equal to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the sum of (w) the number of shares of Common Stock outstanding immediately prior to such issuance (assuming the conversion of all then outstanding shares of Series B Convertible Preferred Stock and including shares issued or issuable pursuant to Section 5(d)(ii)(B)) and (x) the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the sum of (y) the number of shares of Common Stock outstanding immediately prior to such issuance (assuming the conversion of all then outstanding shares of Series B Convertible Preferred Stock and including shares issued or issuable pursuant to Section 5(d)(ii)(B)) and (z) the number of shares of such Additional Stock.

(B)           No adjustment of the Conversion Price for the Series B Convertible Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of such Conversion Price pursuant to this subsection 5(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(C)           In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(D)           In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

(E)           In the case of the issuance (whether before, on or after the applicable Purchase Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this subsection 5(d)(i) and subsection 5(d)(ii):

(1)            The aggregate maximum number of shares of Common Stock deliverable upon exercise (to the extent then exercisable) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 5(d)(i)(C) and (d)(i)(D)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights for the Common Stock covered thereby,

(2)            The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange (to the extent then convertible or exchangeable) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 5(d)(i)(C) and (d)(i)(D)).

(3)            In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of the Series B Convertible Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(4)            Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Series B Convertible Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5)           The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 5(d)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 5(d)(i)(E)(3) or (4).

(ii)            “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 5(d)(i)(E)) by the Corporation after the Purchase Date to Affiliates of the Corporation or directors, officers, employees or agents of such Affiliates, other than shares of Common Stock issuable or issued to employees, consultants or directors of the Corporation directly or pursuant to a stock option plan or restricted stock plan approved by the Board of Directors of the Corporation (provided that the sum of such number of shares of Common Stock issuable or issued pursuant to such stock option plan or restricted stock plan shall in no event represent more than fifteen percent (15%) of the authorized number of Common Stock). “Affiliates” shall mean, with respect to any party, any entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such party. For purposes of this definition, “control” means the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise.

(iii)           In the event the Corporation should at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series B Convertible Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in subsection 5(d)(i)(E).

(iv)          If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series B Convertible Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(e)           Other Distributions.  In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 5(d)(iii), then, in each such case for the purpose of this subsection 5(e), the holders of the Series B Convertible Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series B Convertible Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

(f)            Recapitalizations.  If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 5 or Section 3) provision shall be made so that the holders of the Series B Convertible Preferred Stock shall thereafter be entitled to receive upon conversion of the Series B Convertible Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Series B Convertible Preferred Stock after the recapitalization to the end that the provisions of this Section 5 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series B Convertible Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(g)           No Impairment.  The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series B Convertible Preferred Stock against impairment.

(h)           No Fractional Shares and Certificate as to Adjustments.

(i)             No fractional shares shall be issued upon the conversion of any share or shares of the Series B Convertible Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series B Convertible Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(ii)            Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series B Convertible Preferred Stock pursuant to this Section 5, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series B Convertible Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B Convertible Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series B Convertible Preferred Stock.

(i)             Notices of Record Date.  In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series B Convertible Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(j)             Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Convertible Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation, as amended,

(k)           Notices.  Any notice required by the provisions of this Section 5 to be given to the holders of shares of Series B Convertible Preferred Stock shall be deemed given on the date of service if served personally on the party to whom notice is to be given or on the date of transmittal of services via telecopy to the party to whom notice is to be given and addressed to each holder of record at his address appearing on the books of the Corporation.

6.             Voting Rights.

(a)            The holder of each share of Series B Convertible Preferred Stock shall have the right to one vote for each share of Common Stock into which such share of Series B Convertible Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote, except as greater rights are provided by law.  Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series B Convertible Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(b)            In any vote by the holders of the Series B Convertible Preferred Stock acting as a class, each holder of Series B Convertible Preferred Stock shall be entitled to one (1) vote for each share of Series B Convertible Preferred Stock.

7.             Protective Provisions.  Subject to the rights of any series of Preferred Stock which may from time to time come into existence, so long as any shares of Series B Convertible Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series B Convertible Preferred Stock, voting separately as two series;

(a)            increase or decrease the authorized or outstanding number of the shares of Series B Convertible Preferred Stock, respectively, so as to affect adversely the shares; or

(b)           authorize or issue any other equity security, or security convertible into or exercisable for any equity security, having a preference over, or being on a parity with, the Series B Convertible Preferred Stock with respect to voting, dividends, liquidation or redemption, respectively.

8.             Status of Converted or Redeemed Stock.  In the event any shares of Series B Convertible Preferred Stock shall be converted pursuant to Section 5 hereof, the shares so converted shall be cancelled and shall not be reissuable by the Corporation.  The Certificate of Incorporation, as amended, of the Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.

D.            Series C Convertible Preferred Stock.  The designations, powers, number, preferences and relative, participating, option or other special rights, and the qualifications, limitations or restrictions of the Series C Convertible Preferred Stock are set forth below:

1.             Designation. 10,000 shares of the Preferred Stock shall be designated and known as the “Series C Convertible Preferred Stock.” Such number of shares may be increased or decreased by resolution of the Board of Directors after obtaining the consent of a majority in interest of the then outstanding shares of Series C Convertible Preferred Stock; provided, however, that no decrease shall reduce the number of shares of Series C Convertible Preferred Stock to a number less than the number of shares then outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

2.             Dividend Provisions.

(a)            Subject to the prior and superior rights of any series of Preferred Stock which may from time to time come into existence, the holders of shares of Series C Convertible Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible solely into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Common Stock of the Corporation, at the rate of seven percent (7%) per annum.  Such dividends shall be cumulative and accrue annually on the last day of December (except that if any such date is a Saturday, Sunday or legal holiday, then such dividend shall be payable on the next day that is not a Saturday, Sunday or legal holiday), in each year, commencing on December 31, 1998, for each full year and each portion of a year that the share entitled to such dividend is outstanding.

(b)           Such dividends shall be payable in shares (but not fractional shares) of Series C Convertible Preferred Stock.

(c)            In addition, when and if the Board of Directors shall declare a dividend or distribution payable with respect to the then outstanding shares of Common Stock of the Corporation (other than a dividend payable solely in shares of Common Stock), the holders of the Series C Convertible Preferred Stock shall be entitled to the amount of dividends per share as would be payable on the largest number of whole shares of Common Stock into which each share of Series C Convertible Preferred Stock could then be converted pursuant to Section 5 hereof (such number to be determined as of the record date for the determination of holders of Common Stock entitled to receive such dividend).

3.             Liquidation Preference.

(a)            In the event of any liquidation, dissolution or winding-up of the affairs of the Corporation, whether voluntary or involuntary (collectively, a “Liquidation”), before any payment of cash or distribution of other property shall be made to the holders of the Common Stock (the “Common Stockholders”) or any other class or series of stock subordinate in Liquidation Preference to the Series C Convertible Preferred Stock, the Series C Convertible Preferred Stockholders shall be entitled to receive out of the assets of the Corporation legally available for distribution to its stockholders, an amount equal to the sum of (i) the Original Purchase Price per share (as appropriately adjusted for any combinations or divisions or similar recapitalizations affecting the Series C Convertible Preferred Stock after issuance) (the “Series C Liquidation Preference”), out of funds legally available therefor, and (ii) an amount equal to any declared but unpaid dividends thereon. As used herein, the “Original Purchase Price” is S100 per share.

(b)            If, upon any Liquidation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the Series C Convertible Preferred Stockholders the full amounts to which they shall be entitled, the Series C Convertible Preferred Stockholders shall share ratably in any distribution of assets in proportion to the respective amounts which would be payable to them in respect of the shares held by them if all amounts payable to them in respect of such were paid in full pursuant to Section 3(a).

(c)            After the distributions described in subsection (a) above have been paid, subject to the rights of other series of Preferred Stock which may from time to time come into existence, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of Common Stock pro rata, based on the number of shares of Common Stock held by each.

(d)            For purposes of this Section 3, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include, (A) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation but, excluding any merger effected exclusively for the purpose of changing the domicile of the Corporation), unless the Corporation’s stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition (by virtue of securities issued as consideration for the Corporation’s acquisition) hold at least 50% of the voting power of the surviving or acquiring entity; or (B) a sale of all or substantially all of the assets of the Corporation.

(i)             In any of such events, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value, which shall be valued as follows:

(A)          Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

(1)            If traded on a securities exchange or through Nasdaq (as defined below), the average of the closing prices of the securities on such exchange during the thirty (30) day period ending three (3) days prior to the closing;

(2)            If actively traded over-the-counter, the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

(3)            If there is no active public market, the fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of Series C Convertible Preferred Stock.

(B)          The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

(ii)            In the event the requirements of this subsection 3(d) are not complied with, the Corporation shall forthwith either:

(A)          cause such closing to be postponed until such time as the requirements of this Section 3 have been complied with; or

(B)           cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series C Convertible Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 3(d)(iii) hereof.

(iii)           The Corporation shall give each holder of record of Series C Convertible Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 3, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

4.             Exchange.

(a)            At any time on or after the date upon which any shares of Series C Convertible Preferred Stock were first issued (the “Purchase Date”), each holder of record of Series C Convertible Preferred Stock may, at its option, on one occasion, exchange (the “Exchange Right”) the Series C Convertible Preferred Stock for shares of common stock, par value $1.00 per share, of Endorex Newco, Ltd., a Bermuda corporation (“Newco”), formed by the Corporation and Elan International Systems, Ltd., such that the aggregate percentage ownership of all holders of record of Series C Convertible Preferred Stock becomes fifty percent (50%) of the then outstanding shares of Newco common stock (the “Newco Common Stock”), provided that all holders of record of Series C Convertible Preferred Stock shall elect to exercise the Exchange Right at the same time and shall have not exercised any portion of the Conversion Rights (as defined herein).

(b)            To exercise the Exchange Right under this Paragraph 4, each holder of record of Series C Convertible Preferred Stock, not more than ninety (90) nor less than forty-five (45) days prior to the date on which the Exchange Right is to be exercised (the “Exchange Date”), shall give notice by first class mail, postage prepaid, to the Corporation. Each such notice of exchange shall specify the Exchange Date; the place or places for delivery; that accrued but unpaid dividends to the Exchange Date are to be paid on the Exchange Date; and that on and after the Exchange Date, such shares of Series C Convertible Preferred Stock shall be surrendered and extinguished, and all rights whatsoever with respect to such shares, including any rights of conversion, shall terminate. On or after the Exchange Date, as stated in such notice, each holder of the shares of Series C Convertible Preferred Stock shall surrender the certificate evidencing such shares to the Corporation at the place designated in such notice and shall thereupon be entitled to receive such number of shares of Newco Common Stock so as to increase the aggregate percentage ownership of all holders of record of Series C Convertible Preferred Stock to 50% of the then outstanding shares of Newco Common Stock.

(c)             Neither the Corporation nor Newco shall be liable to pay any tax which may become due or payable in respect of any transfer involved in the issue and delivery upon exchange of the Series C Convertible Preferred Stock for the Newco Common Stock in a name other than that of the record holder of the shares of the Series C Convertible Preferred Stock being exchanged. In addition, neither the Corporation nor Newco shall be required to issue or deliver any such shares unless and until the person or persons requesting the issuance thereof shall have (i) paid to the Corporation or Newco the amount of any such tax, (ii) established to the satisfaction of the Corporation or Newco that such tax has been paid or (iii) agreed in writing to indemnify the Corporation and Newco from and against any liability arising from a failure to pay or withhold such tax, as well as any interest and penalty related thereto.

5.             Conversion.  The holders of the Series C Convertible Preferred Stock shall have conversion rights (the “Conversion Rights”) as follows:

(a)            Right to Convert.  Each share of Series C Convertible Preferred Stock shall be convertible, at the option of the holder thereof, at any time two years after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of filly paid and nonassessable shares of Common Stock as is determined by dividing the Series C Liquidation Preference by the conversion price applicable to such share (the “Conversion Price”), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion; provided, however, that in no event shall any holder of Series C Convertible Preferred Stock be entitled to convert his, her or its shares of Series C Convertible Preferred Stock in excess of that number of Series C Convertible Preferred Stock which, upon giving effect to such conversion, would cause the aggregate number of shares of Common Stock beneficially owned by the holder and its affiliates to exceed nineteen and nine-tenths percent (19.9%) of the outstanding shares of Common Stock following such conversion. For purposes of the foregoing provision, the aggregate number of shares of Common Stock beneficially owned by the holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series C Convertible Preferred Stock with respect to which the determination of such provision is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) conversion of the remaining, nonconverted shares of Series C Convertible Preferred Stock beneficially owned by the holder and its affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the holder and its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 5(a), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. The initial Conversion Price per share for shares of Series C Convertible Preferred Stock shall be $9.00; provided, however, that the Conversion Price for the Series C Convertible Preferred Stock shall be subject to adjustment as set forth in subsection 5(d).

(b)            Automatic Conversion.  Each share of Series C Convertible Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such Series C Convertible Preferred Stock immediately upon the earlier of (i) October 21, 2002 and (ii) the Corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended, the public offering price of which is not less than $9.00 per share (adjusted to reflect subsequent stock dividends, combinations, splits or recapitalization) and with aggregate gross proceeds of not less than $10,000,000 (a “Qualified Public Offering”).

(c)            Mechanics of Conversion.  Before any holder of Series C Convertible Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series C Convertible Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series C Convertible Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series C Convertible Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.  If the conversion is in connection with a Qualified Public Offering, the conversion may, at the option of any holder tendering Series C Convertible Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Series C Convertible Preferred Stock shall not be deemed to have converted such Series C Convertible Preferred Stock until immediately prior to the closing of such sale of securities.

(d)           Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations.  The Conversion Price of the Series C Convertible Preferred Stock shall be subject to adjustment from time to time as follows:

(i)

(A)           If the Corporation shall issue, after the Purchase Date, any Additional Stock (as defined below) without consideration or for a consideration per share less than the Closing Price on such date, the Conversion Price for such series in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price equal to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the sum of (w) the number of shares of Common Stock outstanding immediately prior to such issuance (assuming the conversion of all then outstanding shares of Series C Convertible Preferred Stock and including shares issued or issuable pursuant to Section 5(d)(ii)(B)) and (x) the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the sum of (y) the number of shares of Common Stock outstanding immediately prior to such issuance (assuming the conversion of all then outstanding shares of Series C Convertible Preferred Stock and including shares issued or issuable pursuant to Section 5(d)(ii)(B)) and (z) the number of shares of such Additional Stock.

(B)           No adjustment of the Conversion Price for the Series C Convertible Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of such Conversion Price pursuant to this subsection 5(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(C)           In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(D)           In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

(E)           In the case of the issuance (whether before, on or after the applicable Purchase Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this subsection 5(d)(i) and subsection 5(d)(ii):

(1)            The aggregate maximum number of shares of Common Stock deliverable upon exercise (to the extent then exercisable) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 5(d)(i)(C) and (d)(i)(D)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights for the Common Stock covered thereby.

(2)            The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange (to the extent then convertible or exchangeable) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 5(d)(i)(C) and (d)(i)(D)).

(3)            In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of the Series C Convertible Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(4)            Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Series C Convertible Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5)            The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 5(d)(i)(E)(I) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 5(d)(i)(E)(3) or (4).

(ii)            “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 5(d)(i)(E)) by the Corporation after the Purchase Date to Affiliates of the Corporation or directors, officers, employees or agents of such Affiliates, other than shares of Common Stock issuable or issued to employees, consultants or directors of the Corporation directly or pursuant to a stock option plan or restricted stock plan approved by the Board of Directors of the Corporation (provided that the sum of such number of shares of Common Stock issuable or issued pursuant to such stock option plan or restricted stock plan shall in no event represent more than fifteen percent (15%) of the authorized number of shares of Common Stock). “Affiliates” shall mean, with respect to any party, any entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such party.  For purposes of this definition, “control” means the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise.

(iii)           In the event the Corporation should at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series C Convertible Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in subsection 5(d)(i)(E).

(iv)           If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series C Convertible Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(e)           Other Distributions.  In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 5(d)(iii), then, in each such case for the purpose of this subsection 5(e), the holders of the Series C Convertible Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series C Convertible Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

(f)             Recapitalizations.  If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 5 or Section 3)-provision shall be made so that the holders of the Series C Convertible Preferred Stock shall thereafter be entitled to receive upon conversion of the Series C Convertible Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Series C Convertible Preferred Stock after the recapitalization to the end that the provisions of this Section 5 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series C Convertible Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(g)           No Impairment.  The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series C Convertible Preferred Stock against impairment.

(h)            No Fractional Shares and Certificate as to Adjustments.

(i)             No fractional shares shall be issued upon the conversion of any share or shares of the Series C Convertible Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series C Convertible Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(ii)            Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series C Convertible Preferred Stock pursuant to this Section 5, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series C Convertible Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series C Convertible Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series C Convertible Preferred Stock.

(i)            Notices of Record Date.  In the event of any taking by the corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series C Convertible Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(j)             Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series C Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series C Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series C Convertible Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation, as amended.

(k)            Notices.  Any notice required by the provisions of this Section 5 to be given to the holders of shares of Series C Convertible Preferred Stock shall be deemed given (i) on the date of service if served personally on the party to whom notice is to be given, or (ii) on the date of transmittal of such notice if sent via telecopy to the party to whom notice is to be given and addressed to each holder of record at his address appearing on the books of the Corporation, or (iii) two business days following the date of mailing if such notice is sent by recognized overnight courier or by regular postal service.

6.             Voting, Rights.  In any vote by the holders of the Series C Convertible Preferred Stock acting as a class, each holder of Series C Convertible Preferred Stock shall be entitled to one (1) vote for each share of Series C Convertible Preferred Stock.

7.             Protective Provisions.  Subject to the rights of any series of Preferred Stock which may from time to time come into existence, so long as any shares of Series C Convertible Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series C Convertible Preferred Stock, voting separately as a class;

(i)             increase or decrease the authorized or outstanding number of the shares of Series C Convertible Preferred Stock, respectively, so as to affect adversely the shares; or

(ii)            authorize or issue any other equity security, or security convertible into or exercisable for any equity security, having a preference over, or being on a parity with, the Series C Convertible Preferred Stock with respect to voting, dividends, liquidation or redemption, respectively.

8.              Status of Converted or Exchanged Stock.  In the event any shares of Series C Convertible Preferred Stock shall be exchanged pursuant to Section 4 or converted pursuant to Section 5 hereof, the shares so exchanged or converted shall be cancelled and shall not be reissuable by the Corporation. The Certificate of Incorporation, as amended, of the Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.

E.             Series A Junior Participating Preferred Stock.

1.             Designation and Amount.  The shares of such series shall be designated as “Series A Junior Participating Preferred Stock” (the “Junior Preferred Stock”), and the number of shares constituting such series shall be 5,000.  Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Junior Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Junior Preferred Stock.

2.             Dividends and Distributions.

(a)            Subject to the provisions for adjustment hereinafter set forth, the holders of shares of Junior Preferred Stock, in preference to the holders of Common Stock, of the Corporation, and of any other junior stock, but subject to the rights of holders of any senior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, cash dividends in an amount per share (rounded to the nearest cent) equal to 1,000 times the aggregate per share amount of all cash dividends declared or paid on the Common Stock of the Corporation.  In the event the Corporation shall, at any time after the issuance of any share or fraction of a share of Junior Preferred Stock, make any distribution on the shares of Common Stock of the Corporation, whether by way of a dividend or a reclassification of stock, a recapitalization, reorganization or partial liquidation of the Corporation or otherwise, which is payable in cash or any debt security, debt instrument, real or personal property or any other property (other than cash dividends subject to the immediately preceding sentence, a distribution of shares of Common Stock or other capital stock of the Corporation or a distribution of rights or warrants to acquire any such share, including any debt security convertible into or exchangeable for any such share, at a price less than the Fair Market Value (as defined in subsection 7(d)) of such share), then and in each such event the Corporation shall simultaneously pay on each then outstanding share of Junior Preferred Stock of the Corporation a distribution, in like kind, of 1,000 times such distribution paid on a share of Common Stock (subject to the provisions for adjustment hereinafter set forth).  The dividends and distributions on the Junior Preferred Stock to which holders thereof are entitled pursuant to the first sentence of this subsection 2(a) and pursuant to the second sentence of this subsection 2(a) are hereinafter referred to as “Participating Dividends” and the multiple of such cash and non-cash dividends on the Common Stock applicable to the determination of the Participating Dividends, which shall be 1,000 initially but shall be adjusted from time to time as hereinafter provided, is hereinafter referred to as the “Dividend Multiple”.  In the event the Corporation shall at any time after July 2, 2007 declare or pay any dividend or make any distribution on Common Stock payable in shares of Common Stock, or effect a subdivision or split or a combination, consolidation or reverse split of the outstanding shares of Common Stock into a greater or lesser number of shares of Common Stock, then in each such case the Dividend Multiple thereafter applicable to the determination of the amount of Participating Dividends which holders of shares of Junior Preferred Stock shall be entitled to receive shall be the Dividend Multiple applicable immediately prior to such event multiplied by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b)            The Corporation shall declare each Participating Dividend at the same time it declares any cash or non-cash dividend or distribution on the Common Stock in respect of which a Participating Dividend is required to be paid.  No cash or non-cash dividend or distribution on the Common Stock in respect of which a Participating Dividend is required to be paid shall be paid or set aside for payment on the Common Stock unless a Participating Dividend in respect of such dividend or distribution on the Common Stock shall be simultaneously paid, or set aside for payment, on the Junior Preferred Stock.

3.              Voting Rights.  The holders of shares of Junior Preferred Stock shall have the following voting rights:

(a)            Subject to the provisions for adjustment hereinafter set forth, each share of Junior Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the shareholders of the Corporation (including, without limitation, the election of directors).  The number of votes which a holder of a share of Junior Preferred Stock is entitled to cast, as the same may be adjusted from time to time as hereinafter provided, is hereinafter referred to as the “Vote Multiple”.  In the event the Corporation shall at any time after July 2, 2007 declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or split or a combination, consolidation or reverse split of the outstanding shares of Common Stock into a greater or lesser number of shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock), then in each such case the Vote Multiple thereafter applicable to the determination of the number of votes per share to which holders of shares of Junior Preferred Stock shall be entitled after such event shall be the Vote Multiple immediately prior to such event multiplied by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b)           Except as otherwise provided in this Certificate of Incorporation or the Bylaws of the Corporation, the holders of shares of Junior Preferred Stock and the holders of shares of Common Stock and the holders of any other capital stock of the Corporation having general voting rights shall vote together as a single voting group on all matters submitted to a vote of shareholders of the Corporation.

(c)           (i)             Unless otherwise provided in this Certificate of Incorporation, in the event that any cash dividend on the Preferred Stock (collectively, the “Preferred Cash Dividends”) has accrued for six or more quarterly dividend periods, whether consecutive or not, and shall not have been declared and paid (or a sum sufficient for the payment thereof has been irrevocably set aside in trust for the holders of all of such shares) in full, the Board of Directors of the Corporation shall promptly take all necessary actions to increase the authorized number of directors of the Corporation by one (1) and the holders of the shares of the Junior Preferred Stock then outstanding shall be entitled (by series, voting as a single class) to elect one (1) person director to the Board of Directors of the Corporation (such right to elect one (1) director being hereinafter sometimes referred to as the “special voting rights”), each outstanding share having such right being entitled for such purpose to one vote; provided, however, that at such time as the arrearage in payment of dividends which gave rise to the exercise of the special voting rights has been cured with regard to the Junior Preferred Stock by waiver or payment of all accrued dividends, the right of the holders of such shares so to vote as provided in this subsection 3(c) shall cease (subject to renewal from time to time upon the same terms and conditions) and the term of office of the person who is at that time a director elected by such holders shall terminate and the number of directors of the Corporation shall be automatically reduced by one (1).

(ii)            At any time after the special voting rights shall have become vested in the holders of the shares of the Junior Preferred Stock as provided in subsection 3(c)(i), the Secretary of the Corporation, as promptly as possible but in any event within twenty (20) days after receipt of the written request of the holders of 10% of the shares of the Junior Preferred Stock then outstanding, addressed to the Corporation at its principal office, shall call a special meeting of the holders of the shares of the Junior Preferred Stock for the purpose of electing such additional director, such meeting to be held at any place as provided by the Bylaws of the Corporation for meetings of the Corporation’s stockholders, and upon not less than ten (10) nor more than twenty (20) days notice.  If such meeting shall not be so called within twenty (20) days after receipt of the request by the Secretary of the Corporation, then the holders of 10% of the shares of the Junior Preferred Stock then outstanding may, by written notice to the Secretary of the Corporation, designate any person to call such meeting, and the person so designated may call such meeting, at any such place as provided above and upon not less than ten (10) nor more than twenty (20) days notice and for that purpose shall have access to the stockholder record books of the Corporation.  No such special meeting of the holders of the shares of the Junior Preferred Stock and no adjournment thereof shall be held on a date later than thirty (30) days before the annual meeting of stockholders of the Corporation.  At any meeting so called or at any annual meeting held at any time when the special voting rights are in effect, the holders of a majority of the shares of the Junior Preferred Stock then outstanding, present in person or by proxy, shall be sufficient to constitute a quorum for the election of such additional director, and such additional director, together with any and all other directors who are then members of the Board of Directors, shall constitute the duly elected directors of the Corporation.

(iii)           With respect to a vacancy arising in the directorship referred to in subsection 3(c)(i) at any time when the special voting rights are in effect pursuant to subsection 3(c)(i), upon the written request of the holders of 10% of the shares of the Junior Preferred Stock then outstanding, addressed to the Corporation at its principal office, the Secretary of the Corporation shall give notice of a special meeting of holders of the shares of the Junior Preferred Stock of the election of a director to fill such vacancy caused by the death, resignation or other inability to serve as a director elected by such holders, to be held not less than ten (10) nor more than twenty (20) days following receipt by the Secretary of the Corporation of such written request.  So long as special voting rights are in effect pursuant to subsection 3(c)(i), any director who shall have been so elected by the holders of the Junior Preferred Stock may be removed at any time, either with or without cause, only by the affirmative vote of the holders of the shares at the time entitled to cast a majority of the votes entitled to be cast for the election of such director at a special meeting of such holders called for that purpose, and any vacancy thereby created may be filled by the vote of such holders.

(d)           Except as otherwise provided in this Certificate of Incorporation or the Bylaws of the Corporation, holders of Junior Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for the taking of any corporate action.

(e)            Holders of Junior Preferred Stock shall be entitled to such notice of each meeting of stockholders as is furnished to the holders of Common Stock with respect to such meeting.

4.             Certain Restrictions.

(a)            Whenever Participating Dividends are in arrears or the Corporation shall be in default of payment thereof, thereafter and until all accrued and unpaid Participating Dividends, whether or not declared, on shares of Junior Preferred Stock outstanding shall have been paid (or a sum sufficient for payment thereof has been irrevocably set aside in trust for the holders of all of such shares) in full, and in addition to any and all other rights which any holder of shares of Junior Preferred Stock may have in such circumstances, the Corporation shall not

(i)             declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration, any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Junior Preferred Stock;

(ii)            declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Junior Preferred Stock, unless dividends are paid ratably on the Junior Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled if the full dividends accrued thereon were to be paid;

(iii)           except as permitted by subsection 4(a)(iv), redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) with the Junior Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends and upon liquidation, dissolution or winding up) to the Junior Preferred Stock; or

(iv)           redeem or purchase or otherwise acquire for consideration any shares of Junior Preferred Stock, or any shares of stock ranking on a parity with the Junior Preferred Stock (either as to dividends or upon liquidation, dissolution or winding up), except in accordance with the terms of this Certificate of Incorporation and with a purchase offer made to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(b)           The Corporation shall not permit any Subsidiary (as hereinafter defined) of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under subsection 4(a), purchase or otherwise acquire such shares at such time and in such manner.  A “Subsidiary” of the Corporation shall mean any corporation or other entity of which securities or other ownership interests having ordinary voting power sufficient to elect a majority of the Board of Directors or other persons performing similar functions are beneficially owned, directly or indirectly, by the Corporation or by any corporation or other entity that is otherwise controlled by the Corporation.

(c)            The Corporation shall not issue any shares of Junior Preferred Stock except upon exercise of Rights (the “Rights”) issued pursuant to that certain Rights Agreement dated as of June 22, 2007 between the Corporation and American Stock Transfer & Trust Company, as rights agent, a copy of which is on file with the Secretary of the Corporation at its principal executive office and shall be made available to shareholders of record without charge upon written request therefor addressed to said Secretary.  Notwithstanding the foregoing sentence, nothing contained in the provisions hereof shall prohibit or restrict the Corporation from issuing for any purpose any series of Preferred Stock with rights and privileges similar to, different from, or greater than, those of the Junior Preferred Stock.

5.             Reacquired Shares.  Any shares of Junior Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof.  All such shares upon their retirement and cancellation shall become authorized but unissued shares of Preferred Stock, without designation as to series, and such shares may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors.

6.              Liquidation, Dissolution or Winding Up.  Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, no distribution shall be made (a) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Junior Preferred Stock unless, prior thereto, the holders of shares of Junior Preferred Stock shall have received, subject to adjustment as hereinafter provided, (i) $3.70 per one one-thousandth share plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, or (ii) if greater than the amount specified in clause (a)(i) of this sentence, an amount equal to 1,000 times the aggregate amount to be distributed per share to holders of Common Stock, as the same may be adjusted as hereinafter provided, and (b) to the holders of stock ranking on a parity upon liquidation, dissolution or winding up with the Junior Preferred Stock, unless simultaneously therewith distributions are made ratably on the Junior Preferred Stock and all other shares of such parity stock in proportion to the total amounts to which the holders of shares of Junior Preferred Stock are entitled under clause (a)(i) of this sentence and to which the holders of such parity shares are entitled, in each case upon such liquidation, dissolution or winding up. The amount to which holders of Junior Preferred Stock may be entitled upon liquidation, dissolution or winding up of the Corporation pursuant to clause (a) of the foregoing sentence is hereinafter referred to as the “Participating Liquidation Amount” and the multiple of the amount to be distributed to holders of shares of Common Stock upon the liquidation, dissolution or winding up of the Corporation applicable pursuant to said clause to the determination of the Participating Liquidation Amount, as said multiple may be adjusted from time to time as hereinafter provided, is hereinafter referred to as the “Liquidation Multiple”.  In the event the Corporation shall at any time after July 2, 2007 declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or split or a combination, consolidation or reverse split of the outstanding shares of Common Stock into a greater or lesser number of shares of Common Stock, then in each such case the Liquidation Multiple thereafter applicable to the determination of the Participating Liquidation Amount to which holders of Junior Preferred Stock shall be entitled after such event shall be the Liquidation Multiple applicable immediately prior to such event multiplied by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

7.              Certain Reclassifications and Other Events.

(a)            In the event that holders of shares of Common Stock of the Corporation receive after July 2, 2007 in respect of their shares of Common Stock any share of capital stock of the Corporation (other than any share of Common Stock of the Corporation), whether by way of reclassification, recapitalization, reorganization, dividend or other distribution or otherwise (a “Common Stock Transaction”), then and in each such event the dividend rights, voting rights and rights upon the liquidation, dissolution or winding up of the Corporation of the shares of Junior Preferred Stock shall be adjusted so that after such event the holders of Junior Preferred Stock shall be entitled, in respect of each share of Junior Preferred Stock held, in addition to such rights in respect thereof to which such holder was entitled immediately prior to such adjustment, to (i) such additional dividends as equal the Dividend Multiple in effect immediately prior to such Common Stock Transaction multiplied by the additional dividends which the holder of a share of Common Stock shall be entitled to receive by virtue of the receipt in the Common Stock Transaction of such capital stock, (ii) such additional voting rights as equal the Vote Multiple in effect immediately prior to such Common Stock Transaction multiplied by the additional voting rights which the holder of a share of Common Stock shall be entitled to receive by virtue of the receipt in the Common Stock Transaction of such capital stock and (iii) such additional distributions upon liquidation, dissolution or winding up of the Corporation as equal the Liquidation Multiple in effect immediately prior to such Common Stock Transaction multiplied by the additional amount which the holder of a share of Common Stock shall be entitled to receive upon liquidation, dissolution or winding up of the Corporation by virtue of the receipt in the Common Stock Transaction of such capital stock, as the case may be, all as provided by the terms of such capital stock.

(b)            In the event that holders of shares of Common Stock of the Corporation receive after July 2, 2007 in respect of their shares of Common Stock any right or warrant to purchase Common Stock (including as such a right, for all purposes of this subsection, any security convertible into or exchangeable for Common Stock) at a purchase price per share less than the Fair Market Value (as hereinafter defined) of a share of Common Stock on the date of issuance of such right or warrant, then and in each such event the dividend rights, voting rights and rights upon the liquidation, dissolution or winding up of the Corporation of the shares of Junior Preferred Stock shall each be adjusted so that after such event the Dividend Multiple, the Vote Multiple and the Liquidation Multiple shall each be the product of the Dividend Multiple, the Vote Multiple and the Liquidation Multiple, as the case may be, in effect immediately prior to such event multiplied by a fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately before such issuance of rights or warrants plus the maximum number of shares of Common Stock which could be acquired upon exercise in full of all such rights or warrants and the denominator of which shall be the number of shares of Common Stock outstanding immediately before such issuance of rights or warrants plus the number of shares of Common Stock which could be purchased, at the Fair Market Value of the Common Stock at the time of such issuance, by the maximum aggregate consideration payable upon exercise in full of all such rights or warrants.

(c)            In the event that holders of shares of Common Stock of the Corporation receive after July 2, 2007 in respect of their shares of Common Stock any right or warrant to purchase capital stock of the Corporation (other than shares of Common Stock), including as such a right, for all purposes of this subsection, any security convertible into or exchangeable for capital stock of the Corporation (other than Common Stock), at a purchase price per share less than the Fair Market Value of such shares of capital stock on the date of issuance of such right or warrant, then and in each such event the dividend rights, voting rights and rights upon liquidation, dissolution or winding up of the Corporation of the shares of Junior Preferred Stock shall each be adjusted so that after such event each holder of a share of Junior Preferred Stock shall be entitled, in respect of each share of Junior Preferred Stock held, in addition to such rights in respect thereof to which such holder was entitled immediately prior to such event, to receive (i) such additional dividends as equal the Dividend Multiple in effect immediately prior to such event multiplied, first, by the additional dividends to which the holder of a share of Common Stock shall be entitled upon exercise of such right or warrant by virtue of the capital stock which could be acquired upon such exercise and multiplied again by the Discount Fraction (as hereinafter defined) and (ii) such additional voting rights as equal the Vote Multiple in effect immediately prior to such event multiplied, first, by the additional voting rights to which the holder of a share of Common Stock shall be entitled upon exercise of such right or warrant by virtue of the capital stock which could be acquired upon such exercise and multiplied again by the Discount Fraction and (iii) such additional distributions upon liquidation, dissolution or winding up of the Corporation as equal the Liquidation Multiple in effect immediately prior to such event multiplied, first, by the additional amount which the holder of a share of Common Stock shall be entitled to receive upon liquidation, dissolution or winding up of the Corporation upon exercise of such right or warrant by virtue of the capital stock which could be acquired upon such exercise and multiplied again by the Discount Fraction.  For purposes of this subsection, the “Discount Fraction” shall be a fraction the numerator of which shall be the difference between the Fair Market Value of a share of the capital stock subject to a right or warrant distributed to holders of shares of Common Stock of the Corporation as contemplated by this subsection immediately after the distribution thereof and the purchase price per share for such share of capital stock pursuant to such right or warrant and the denominator of which shall be the Fair Market Value of a share of such capital stock immediately after the distribution of such right or warrant.

(d)            For purposes of this Section E of Article IV, the “Fair Market Value” of a share of capital stock of the Corporation (including a share of Common Stock) on any date shall be deemed to be the average of the daily closing price per share thereof over the 30 consecutive Trading Days (as such term is hereinafter defined) immediately prior to such date; provided, however, that, in the event that such Fair Market Value of any such share of capital stock is determined during a period which includes any date that is within 30 Trading Days after (i) the ex-dividend date for a dividend or distribution on stock payable in shares of such stock or securities convertible into shares of such stock, or (ii) the effective date of any subdivision, split, combination, consolidation, reverse stock split or reclassification of such stock, then, and in each such case, the Fair Market Value shall be appropriately adjusted by the Board of Directors of the Corporation to take into account ex-dividend or post-effective date trading.  The closing price for any day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way (in either case, as reported in the applicable transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange), or, if the shares are not listed or admitted to trading on the New York Stock Exchange, as reported in the applicable transaction reporting system with respect to securities listed on the principal national, securities exchange on which the shares are listed or admitted to trading or, if the shares are not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System’s National Market System (“NASDAQ/NMS”) or such other system then in use, or if on any such date the shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the shares selected by the Board of Directors of the Corporation.  The term “Trading Day” shall mean a day on which the principal national securities exchange on which the shares are listed or admitted to trading is open for the transaction of business or, if the shares are not listed or admitted to trading on any national securities exchange, on which the NASDAQ/NMS or such national securities exchange as may be selected by the Board of Directors of the Corporation is open.  If the shares are not publicly held or not so listed or traded on any day within the period of 30 Trading Days applicable to the determination of Fair Market Value thereof as aforesaid, “Fair Market Value” shall mean the fair market value thereof per share as determined in good faith by the Board of Directors of the Corporation.  In either case referred to in the foregoing sentence, the determination of Fair Market Value shall be described in a statement filed with the Secretary of the Corporation.

8.             Consolidation, Merger, etc.  In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each outstanding share of Junior Preferred Stock shall at the same time be similarly exchanged for or changed into the aggregate amount of stock, securities, cash and/or other property (payable in like kind), as the case may be, for which or into which each share of Common Stock is changed or exchanged multiplied by the highest of the Vote Multiple, the Dividend Multiple or the Liquidation Multiple in effect immediately prior to such event.

9.              Effective Time of Adjustments.

(a)            Adjustments to the Junior Preferred Stock required by the provisions hereof shall be effective as of the time at which the event requiring such adjustments occurs.

(b)           The Corporation shall give prompt written notice to each holder of a share of Junior Preferred Stock of the effect of any adjustment to the voting rights, dividend rights or rights upon liquidation, dissolution or winding up of the Corporation of such shares required by the provisions hereof.  Notwithstanding the foregoing sentence, the failure of the Corporation to give such notice shall not affect the validity of or the force or effect of or the requirement for such adjustment.

10.            No Redemption.  The shares of Junior Preferred Stock shall not be redeemable at the option of the Corporation or any holder thereof.  Notwithstanding the foregoing sentence of this Section 10, the Corporation may acquire shares of Junior Preferred Stock in any other manner permitted by law and the Certificate of Incorporation.

11.           Ranking.  Unless otherwise provided in this Certificate of Incorporation, the Junior Preferred Stock shall rank junior to all other series of the Corporation’s Preferred Stock as to the payment of dividends and the distribution of assets on liquidation, dissolution or winding up and shall rank senior to the Common Stock.

12.            Amendment.  This Certificate of Incorporation shall not be amended in any manner which would adversely affect the rights, preferences or limitations of the Junior Preferred Stock without, in addition to any other vote of shareholders required by law, the approval of (a) the holders of the then outstanding Rights (as defined in subsection 4(c)) and (b) the holders of the then outstanding shares of the Junior Preferred Stock, with the holders of the Rights and the holders of the Junior Preferred Stock voting together as a single voting group; provided, however, that the holder of each share of Junior Preferred Stock shall have one vote and the holder of each Right shall have one one-thousandth of a vote with respect to each such amendment.

ARTICLE V

The Corporation is to have perpetual existence.

In furtherance of and not in limitation of powers conferred by statute, it is further provided:

1.              Election of directors need not be by written ballot.

2.              The Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE VI

The number of directors of the Corporation shall be fixed from time to time by the bylaws of the Corporation or amendment thereof duly adopted by the Board of Directors or by the stockholders.

ARTICLE VII

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for the Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

ARTICLE VIII

The Corporation reserves the right to amend, alter, change, or repeal any provisions herein contained, in the manner now or hereafter prescribed by statute, and all rights, powers, privileges, and discretionary authority granted or conferred herein upon stockholders are granted subject to this reservation.

ARTICLE IX

A Director of the Corporation shall have no personal liability to the Corporation or its stockholders for monetary damages for breach of his fiduciary duty as a Director; provided, however, this Article shall not eliminate or limit the liability of a Director (i) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for the unlawful payment of dividends or unlawful stock repurchases under Section 174 of the General Corporation Law of the State of Delaware; or (iv) for any transaction from which the Director derived an improper personal benefit. If the General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE X

The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom.

Indemnification may include payment by the Corporation of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if it is ultimately determined that such person is not entitled to indemnification under this Article, which undertaking may be accepted without reference to the financial ability of such person to make such repayment.

The Corporation shall not indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by the Board of Directors of the Corporation.

The indemnification rights provided in this Article (i) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and (ii) shall inure to the benefit of the heirs, executors and administrators of such persons. The Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

ARTICLE XI

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

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THIRD:  The foregoing restatement has been duly adopted by the Board of Directors and the Corporation’s stockholders in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Second Amended and Restated Certificate of Incorporation has been signed by the President and Chief Executive Officer of the Corporation this 21st day of June, 2012.

SOLIGENIX, INC. By: /s/ Christopher J. Schaber Christopher J. Schaber, Ph.D. President and Chief Executive Officer